Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

DALLAS – (BUSINESS WIRE) – February 28, 2017 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior housing communities, today announced operating and financial results for the fourth quarter and full year 2016. Company highlights for the fourth quarter and full year include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude three communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release.)

•	Revenue in the fourth quarter of 2016, including all communities, was $115.8 million, an $8.3 million, or 7.7%, increase from the fourth quarter of 2015. Revenue for full year 2016 increased $35.3 million, or 8.6% to $447.4 million.

•	Revenue for consolidated communities, which excludes the three communities undergoing repositioning, lease-up or significant renovation and conversion, was $111.3 million in fourth quarter of 2016, an increase of 7.9% as compared to the fourth quarter of 2015. For full year 2016, revenue for consolidated communities was $429.7 million, a 9.0% increase as compared to full year 2015.

•	Occupancy for the Company’s consolidated communities was 88.5% in the fourth quarter of 2016, an increase of 10 basis points from the third quarter of 2016 and a decrease of 70 basis points from the fourth quarter of 2015. Same-community occupancy was 88.5% in the fourth quarter of 2016, a 10 basis point decrease from the third quarter of 2016 and a 60 basis point decrease from the fourth quarter of 2015.

•	Average monthly rent for the Company’s consolidated communities in the fourth quarter of 2016 was $3,512, an increase of $76 per occupied unit, or 2.2%, as compared to the fourth quarter of 2015. Same-community average monthly rent was $3,474, an increase of $45 per occupied unit, or 1.3%, from the fourth quarter of 2015.

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•	Income from operations, including all communities, was $0.8 million in the fourth quarter of 2016 and $14.4 million for full year 2016.

•	The Company’s Net Loss for the fourth quarter of 2016, including all communities, was $10.5 million, which includes non-cash amortization of resident leases of $3.4 million associated with communities acquired by the Company in the previous 12 months. Net Loss for full year 2016 was $28.0 million.

•	Excluding non-recurring or non-economic items, the Company’s adjusted net loss was $2.3 million in the fourth quarter of 2016 and $3.9 million for full year 2016.

•	Adjusted EBITDAR was $38.6 million in the fourth quarter of 2016, a 1.1% increase from the fourth quarter of 2015. Adjusted EBITDAR is a financial valuation measure, rather than a financial performance measure, used by management and others to evaluate the value of companies in the senior living industry. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.7 million of EBITDAR in the fourth quarter of 2016. For full year 2016, Adjusted EBITDAR was $152.9 million, a 5.8% increase over full year 2015. The three communities undergoing repositioning generated an additional $3.2 million of EBITDAR for full year 2016.

•	Adjusted Cash From Facility Operations (“CFFO”) was $12.2 million in the fourth quarter of 2016 compared to $12.8 million in the fourth quarter of 2015. For full year 2016, Adjusted CFFO was $48.3 million.

•	As previously disclosed, the Company completed the acquisition of one community during the fourth quarter at a purchase price of $29.0 million. The Company’s total acquisitions completed in 2016 totaled approximately $138.4 million.

•	On January 31, 2017, the Company completed the purchase of four communities that it previously leased for a total purchase price of approximately $85 million. This transaction results in incremental annual CFFO of approximately $2.0 million.

“The focused execution of our clear and differentiated real-estate strategy yielded solid results in the fourth quarter, including increases in revenue, occupancy, average monthly rent, EBITDAR and CFFO, as compared to the previous quarter,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Attrition and healthcare claims, which were unusually high in the third quarter, returned to more normal levels in the fourth quarter, and we continue to be well insulated from competitive new supply and wage pressure in most of our markets. We also continued to increase our real estate ownership with the acquisition of one community in the fourth quarter and the closing of a strategic purchase of four communities we previously leased in January.

“As we look forward to 2017 and beyond, we expect the continued execution of our strategic business plan to produce outstanding growth in all of our key metrics. In

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addition to core growth in our operations, our growth will be enhanced by the significant renovations we have made across our portfolio and even greater by the return of a significant number of units currently out of service due to conversions and repositionings. And, we have a robust acquisition pipeline that will allow us to continue to increase our ownership of high-quality senior housing communities in geographically concentrated regions. As such, we believe that we are well positioned to create long-term shareholder value as a larger company with scale, competitive advantages and a substantially all private-pay business model in a highly-fragmented industry that benefits from long-term demographics, need-driven demand, limited competitive new supply in our local markets, a strong housing market and a growing economy.”

Recent Investment Activity

•	As previously reported, the Company completed the acquisition of one senior housing community for a purchase price of approximately $29.0 million in early November. This community expands the Company’s operations in Ohio and is comprised of 122 units offering independent living, assisted living and memory care services.

Highlights of this transaction were previously reported in the third quarter earnings release in combination with two third quarter acquisitions and are shown below for this individual transaction:

-	Increases annual Adjusted CFFO by approximately $1.1 million.

-	Adds approximately $0.4 million to earnings.

-	Increases annual revenue by approximately $6.4 million.

-	Average monthly rent for the community is approximately $4,500.

The community was financed with approximately $22.0 million of non-recourse mortgage debt with a term of 10 years at a fixed interest rate of approximately 4.2%.

•	The Company completed acquisitions of four senior housing communities that it previously leased for a combined purchase price of approximately $85.0 million in January 2017. As the communities were previously leased, there is no increase to revenue or EBITDAR related to the transaction; however, the replacement of high cost lease expense, and subsequent annual escalators, with attractive debt financing results in an initial annual increase in Adjusted CFFO and earnings of approximately $2.0 million.

The communities were financed with a 36-month, interest-only bridge loan for $65.0 million with an initial variable interest rate of approximately 4.8%. Three of the four communities are currently undergoing renovation and conversion. The Company plans to obtain permanent financing based on the enhanced cash flow of the communities once the renovations and conversions are completed and occupancy reaches stabilization.

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Highlights of this transaction include:

•	Replaces $5.1 million of high cost rent expense with attractive debt financing, resulting in $2.0 million initial annual incremental savings

•	Eliminates annual 3% minimum rent escalators

•	Increases the Company’s owned real estate to 83 owned communities or 64.3%

•	Provides greater flexibility related to renovation or conversion opportunities and enhancement of real estate and shareholder value due to ownership of real estate

•	The Company has a strong pipeline of near- to medium-term targets and is conducting due diligence on additional acquisitions of high-quality senior housing communities in states with extensive existing operations. With a strong reputation among sellers, the Company sources the majority of its acquisitions off-market and at attractive terms.

•	During the fourth quarter of 2016, the Company completed supplemental loans on four communities that resulted in $15.6 million in net cash proceeds, which recognizes the significant value that has been created in these communities since the date of their primary loans in 2014 and 2015. These loans have an average interest rate of 5.7% and mature coterminous with the original loans in 2024 through 2026.

Financial Results - Fourth Quarter

For the fourth quarter of 2016, the Company reported revenue of $115.8 million, compared to revenue of $107.5 million in the fourth quarter of 2015, an increase of 7.7%, mostly due to the acquisition of nine communities during or since the fourth quarter of 2015. Revenue for consolidated communities excluding the three communities undergoing repositioning, lease-up or significant renovation and conversion increased 7.9% in the fourth quarter of 2016 as compared to the fourth quarter of 2015.

Operating expenses for the fourth quarter of 2016 were $71.8 million, an increase of $6.7 million from the fourth quarter of 2015, also primarily due to the acquisitions of senior housing communities made during or since the fourth quarter of 2015.

General and administrative expenses for the fourth quarter of 2016 were $6.7 million, which includes approximately $1.1 million in one-time costs associated with the passing of Keith Johannessen, the Company’s former President and Chief Operating Officer. This compares to general and administrative expenses of $4.9 million in the fourth

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quarter of 2015. Excluding one-time, transaction and conversion costs of approximately $2.0 million from the fourth quarter of 2016 and transaction and conversion costs of $0.8 million from the fourth quarter of 2015, general and administrative expenses increased $0.6 million in the fourth quarter of 2016 as compared to the fourth quarter of 2015. As a percentage of revenues under management, general and administrative expenses, excluding one-time, transaction and conversion costs, were 4.1% in the fourth quarter of 2016.

Income from operations for the fourth quarter of 2016 was $0.8 million. The Company recorded a net loss on a GAAP basis of $10.5 million in the fourth quarter of 2016. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net loss was $2.3 million in the fourth quarter of 2016.

The Company’s Non-GAAP financial measures exclude three communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the fourth quarter of 2016 was $38.6 million, an increase of $0.4 million, or 1.1%, from the fourth quarter of 2015. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.7 million of EBITDAR.

Adjusted CFFO was $12.2 million in the fourth quarter of 2016, as compared to $12.8 million in the fourth quarter of 2015.

Financial Results – Full Year

The Company reported 2016 revenue of $447.4 million, compared to revenue of $412.2 million in 2015, an increase of 8.6%. Revenue for consolidated communities excluding the three communities undergoing repositioning, lease-up or significant renovation and conversion increased 9.0% in 2016 as compared to 2015. Operating expenses were $273.9 million in 2016, an increase of $25.2 million from 2015.

General and administrative expenses were $23.7 million in 2016 compared to $20.4 million in 2015. General and administrative expenses as a percentage of revenues under management, excluding one-time, transaction and conversion costs, were 4.4% in 2016 compared to 4.3% in 2015.

Income from operations for full year 2016 was $14.4 million. The Company recorded a net loss on a GAAP basis of $28.0 million for full year 2016. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net loss was $3.9 million for full year 2016.

Adjusted EBITDAR was $152.9 million for full year 2016, an increase of $8.4 million, or 5.8%, compared to full year 2015. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $3.2 million of EBITDAR in 2016. Adjusted CFFO for 2016 was $48.3 million in 2016, as compared to $47.0 million in 2015.

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Operating Activities

Same-community results exclude the three communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the fourth quarter of 2016 increased 0.6% versus the fourth quarter of 2015. Due to conversion and refurbishment projects currently in progress at certain communities, fewer units were available for rent in the fourth quarter of this year than the fourth quarter of last year.

Same-community expenses increased 1.6% from the fourth quarter of the prior year, excluding conversion costs in both periods. On the same basis, labor costs, including benefits, increased 2.1%, food costs decreased 3.8% and utilities increased 3.3%, all as compared to the fourth quarter of 2015, and same-community net operating income decreased 0.7% in the fourth quarter of 2016 as compared to the fourth quarter of 2015.

Capital expenditures for the fourth quarter of 2016 were $15.1 million, representing approximately $13.6 million of investment spending and approximately $1.5 million of recurring capital expenditures. Spending in 2016 for recurring capital expenditures equaled $5.5 million, or approximately $450 per unit.

Balance Sheet

The Company ended the quarter with $47.3 million of cash and cash equivalents, including restricted cash. During the fourth quarter of 2016, the Company received net cash proceeds of $15.6 million related to supplemental loans for four communities, invested $7.0 million in a community acquired during the fourth quarter, and spent $15.1 million on capital improvements. The Company received reimbursements totaling $1.7 million in the fourth quarter for capital improvements and expects to receive additional reimbursements as the remaining projects are completed.

As of December 31, 2016, the Company financed its owned communities with mortgages totaling $907.2 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for one bridge loan totaling approximately $11.8 million at December 31, 2016, which matures in the fourth quarter of 2018. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

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Q4 2016 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2016 financial results. The call will be held on Tuesday, February 28, 2017, at 5:00 p.m. Eastern Time. The call-in number is 913-312-1453, confirmation code 6535233. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting February 28, 2017 at 8:00 p.m. Eastern Time, until March 9, 2017 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 6535233. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review on the last page of this release the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net (loss) income to Adjusted Net (Loss) Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

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About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$34,026	$56,087
Restricted cash	13,297	13,159
Accounts receivable, net	13,675	9,254
Property tax and insurance deposits	14,665	14,398
Prepaid expenses and other	6,365	4,370

Total current assets	82,028	97,268
Property and equipment, net	1,032,430	890,572
Other assets, net	31,323	31,193

Total assets	$1,145,781	$1,019,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,051	$3,362
Accrued expenses	39,064	34,300
Current portion of notes payable, net of deferred loan costs	17,889	13,634
Current portion of deferred income	16,284	16,059
Current portion of capital lease and financing obligations	1,339	1,257
Federal and state income taxes payable	218	111
Customer deposits	1,545	1,819

Total current liabilities	81,390	70,542
Deferred income	12,205	13,992
Capital lease and financing obligations, net of current portion	37,439	38,835
Other long-term liabilities	15,325	4,969
Notes payable, net of deferred loan costs and current portion	882,504	754,949
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 30,012 and 29,539 in 2016 and 2015, respectively	305	299
Additional paid-in capital	171,599	159,920
Retained deficit	(51,556)	(23,539)
Treasury stock, at cost – 494 and 350 shares in 2016 and 2015, respectively	(3,430)	(934)

Total shareholders’ equity	116,918	135,746

Total liabilities and shareholders’ equity	$1,145,781	$1,019,033

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Resident and health care revenue	$115,805	$107,529	$447,448	$412,177

Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	71,806	65,122	273,899	248,736
General and administrative expenses	6,702	4,869	23,671	20,351
Facility lease expense	15,568	15,338	61,718	61,213
Provision for bad debts	513	319	1,727	1,192
Stock-based compensation expense	4,163	2,088	11,645	8,833
Depreciation and amortization	16,295	14,032	60,398	53,017

Total expenses	115,047	101,768	433,058	393,342

Income from operations	758	5,761	14,390	18,835
Other income (expense):
Interest income	17	17	67	53
Interest expense	(11,241)	(9,710)	(42,207)	(35,732)
Write-off of deferred loan costs and prepayment premiums	—	(1,793)	—	(2,766)
(Loss) Gain on disposition of assets, net	(12)	(22)	(65)	6,225
Other income	—	—	233	1

Loss before provision for income taxes	(10,478)	(5,747)	(27,582)	(13,384)
Provision for income taxes	(32)	(203)	(435)	(900)

Net loss	$(10,510)	$(5,950)	$(28,017)	$(14,284)

Per share data:
Basic net loss per share	$(0.36)	$(0.21)	$(0.97)	$(0.50)

Diluted net loss per share	$(0.36)	$(0.21)	$(0.97)	$(0.50)

Weighted average shares outstanding — basic	29,000	28,749	28,909	28,688

Weighted average shares outstanding — diluted	29,000	28,749	28,909	28,688

Comprehensive loss	$(10,510)	$(5,950)	$(28,017)	$(14,284)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2016	2015
Operating Activities
Net loss	$(28,017)	$(14,284)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	60,398	53,017
Amortization of deferred financing charges	1,193	1,029
Amortization of deferred lease costs and lease intangibles, net	679	1,555
Amortization of lease incentives	(710)	(134)
Deferred income	(414)	(677)
Lease incentives	7,530	2,464
Write-off of deferred loan costs and prepayment premiums	—	2,766
Joint venture equity investment valuation gain	—	—
(Loss) Gain on disposition of assets, net	65	(6,225)
Equity in earnings of unconsolidated joint ventures, net	—	—
Write-down of assets held for sale	—	—
Provision for bad debts	1,727	1,192
Stock-based compensation expense	11,645	8,833
Changes in operating assets and liabilities:
Accounts receivable	(2,505)	(2,931)
Accounts receivable from affiliates	—	3
Property tax and insurance deposits	(267)	(2,200)
Prepaid expenses and other	(1,995)	2,427
Other assets	(2,228)	(1,289)
Accounts payable	1,695	815
Accrued expenses	4,798	2,146
Federal and state income taxes receivable/payable	107	(108)
Deferred resident revenue	(1,148)	176
Customer deposits	(274)	320

Net cash provided by operating activities	52,279	48,895
Investing Activities
Capital expenditures	(62,371)	(42,430)
Cash paid for acquisitions	(138,750)	(162,460)
Proceeds from SHPIII/CSL Transaction	—	—
Proceeds from disposition of assets	72	43,463
Distributions from joint ventures	—	—

Net cash used in investing activities	(201,049)	(161,427)
Financing Activities
Proceeds from notes payable	150,798	250,944
Repayments of notes payable	(17,680)	(115,896)
Cash payments for capital lease and financing obligations	(1,314)	(978)
Increase in restricted cash	(138)	(918)
Cash proceeds from the issuance of common stock	67	42
Excess tax benefits on stock options exercised	(27)	(19)
Purchases of treasury stock	(2,496)	—
Deferred financing charges paid	(2,501)	(3,765)

Net cash provided by financing activities	126,709	129,410

(Decrease) Increase in cash and cash equivalents	(22,061)	16,878
Cash and cash equivalents at beginning of year	56,087	39,209

Cash and cash equivalents at end of year	$34,026	$56,087

Supplemental Disclosures
Cash paid during the year for:
Interest	$40,585	$33,642

Income taxes	$582	$1,039

Non-cash operating, investing, and financing activities:
Notes payable assumed by purchaser through disposition of assets	$—	$6,764

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q4 16	Q4 15	Q4 16	Q4 15	Q4 16	Q4 15
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	79	71	9,971	9,083	7,616	6,891
Leased	50	50	6,333	6,333	4,901	4,906

Total	129	121	16,304	15,416	12,517	11,797

Independent living			6,965	6,984	5,295	5,337
Assisted living			9,339	8,432	7,222	6,460

Total			16,304	15,416	12,517	11,797

II. Percentage of Operating Portfolio
Consolidated communities
Owned	61.2%	58.7%	61.2%	58.9%	60.8%	58.4%
Leased	38.8%	41.3%	38.8%	41.1%	39.2%	41.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			42.7%	45.3%	42.3%	45.2%
Assisted living			57.3%	54.7%	57.7%	54.8%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation
Supplemental Information (excludes communities being repositioned/leased up)
Selected Operating Results	Q4 16	Q4 15
I. Owned communities
Number of communities	77	69
Resident capacity	9,426	8,538
Unit capacity (1)	7,216	6,492
Financial occupancy (2)	89.5%	90.8%
Revenue (in millions)	66.7	59.0
Operating expenses (in millions) (3)	42.0	36.5
Operating margin (3)	37%	38%
Average monthly rent	3,444	3,338
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,107
Unit capacity (1)	4,715	4,720
Financial occupancy (2)	86.8%	86.9%
Revenue (in millions)	44.5	44.0
Operating expenses (in millions) (3)	25.3	24.7
Operating margin (3)	43%	44%
Average monthly rent	3,621	3,577
III. Consolidated communities
Number of communities	126	118
Resident capacity	15,533	14,645
Unit capacity (1)	11,931	11,212
Financial occupancy (2)	88.5%	89.2%
Revenue (in millions)	111.2	103.0
Operating expenses (in millions) (3)	67.3	61.2
Operating margin (3)	39%	41%
Average monthly rent	3,512	3,436
IV. Communities under management
Number of communities	126	118
Resident capacity	15,533	14,645
Unit capacity (1)	11,931	11,212
Financial occupancy (2)	88.5%	89.2%
Revenue (in millions)	111.2	103.0
Operating expenses (in millions) (3)	67.3	61.2
Operating margin (3)	39%	41%
Average monthly rent	3,512	3,436
V. Same communities under management
Number of communities	116	116
Resident capacity	14,443	14,443
Unit capacity (1)	11,090	11,087
Financial occupancy (2)	88.5%	89.1%
Revenue (in millions)	102.3	101.7
Operating expenses (in millions) (3)	61.3	60.4
Operating margin (3)	40%	41%
Average monthly rent	3,474	3,429
VI. General and Administrative expenses as a percent of Total Revenues under Management
Fourth quarter (4)	4.1%	3.6%
Fiscal year (4)	4.4%	4.3%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	895,469	763,427
Total variable rate mortgage debt	11,742	11,800
Weighted average interest rate	4.6%	4.6%

(1)	Due to conversion and refurbishment projects currently in progress at certain communities, unit capacity is lower in Q4 16 than Q4 15 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2016	2015	2016	2015
Adjusted EBITDAR
Net loss	$(10,510)	$(5,950)	$(28,017)	$(14,284)
Depreciation and amortization expense	16,295	14,032	60,398	53,017
Stock-based compensation expense	4,163	2,088	11,645	8,833
Facility lease expense	15,568	15,338	61,718	61,213
Provision for bad debts	513	319	1,727	1,192
Casualty losses	202	424	1,271	1,250
Interest income	(17)	(17)	(67)	(53)
Interest expense	11,241	9,710	42,207	35,732
Write-off of deferred loan costs and prepayment premiums	—	1,793	—	2,766
Loss (Gain) on disposition of assets, net	12	22	65	(6,225)
Other income	—	—	(233)	(1)
Provision for income taxes	32	203	435	900
Transaction and conversion costs	1,859	1,256	4,922	3,262
Communities excluded due to repositioning/lease up	(733)	(1,015)	(3,167)	(3,141)

Adjusted EBITDAR	$38,625	$38,203	$152,904	$144,461

Adjusted Revenues
Total revenues	$115,805	$107,529	$447,448	$412,177
Communities excluded due to repositioning/lease up	(4,532)	(4,417)	(17,730)	(17,848)

Adjusted revenues	$111,273	$103,112	$429,718	$394,329

Adjusted net (loss) income and Adjusted net (loss) income per share
Net loss	$(10,510)	$(5,950)	$(28,017)	$(14,284)
Casualty losses	202	424	1,271	1,250
Transaction and conversion costs	4,888	1,256	7,719	3,262
Resident lease amortization	3,401	3,526	12,993	14,363
Write-off of deferred loan costs and prepayment premium	—	1,793	—	2,766
Loss (Gain) on disposition of assets, net	12	22	65	(6,225)
Tax impact of Non-GAAP adjustments (37%)	(3,146)	(2,598)	(8,158)	(5,704)
Deferred tax asset valuation allowance	2,170	1,942	8,569	4,986
Tax impact of 4 property sale	—	59	—	351
Communities excluded due to repositioning/lease up	700	302	1,694	1,298

Adjusted net (loss) income	$(2,283)	$776	$(3,864)	$2,063

Diluted shares outstanding	29,000	29,158	28,909	29,001

Adjusted net (loss) income per share	$(0.08)	$0.03	$(0.13)	$0.07

Adjusted CFFO
Net (loss) income	$(10,510)	$(5,950)	$(28,017)	$(14,284)
Non-cash charges, net	22,647	20,959	82,113	63,820
Lease incentives	(1,672)	(2,464)	(7,530)	(2,464)
Recurring capital expenditures	(1,183)	(1,122)	(4,634)	(4,413)
Casualty losses	202	424	1,271	1,250
Transaction and conversion costs	2,737	1,256	5,568	3,262
Tax impact of 4 property sale	—	59	—	351
Tax impact of Spring Meadows Transaction	(106)	(106)	(424)	(424)
Communities excluded due to repositioning/lease up	49	(243)	(43)	(101)

Adjusted CFFO	$12,164	$12,813	$48,304	$46,997

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